Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Reports Second Quarter Revenue of $5.1 Million

Metrics show improvement

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – July 31, 2008 – Onvia, a leading provider of comprehensive sales intelligence, announced its second quarter financial results today. For the quarter ended June 30, 2008, revenue of $5.1 million was essentially flat with the second quarter of 2007 and down 4% compared to the first quarter of 2008. Onvia’s net loss increased to $1.3 million compared to a net loss of $358,000 in the second quarter of 2007 and a net loss of $445,000 in the first quarter of 2008.

	Year 2007 - 2008 Quarterly Results (in millions, except per share data) (unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	Q2 08
Revenues	$4.9	$5.2	$5.4	$5.5	$5.3	$5.1
Gross margin	83%	82%	83%	81%	81%	78%
Net income (loss)	$(1.0)	$(0.4)	$2.9	$(1.0)	$(0.4)	$(1.3)
Basic earnings per share	$(0.13)	$(0.04)	$0.35	$(0.12)	$(0.05)	$(0.15)
Diluted earnings per share	$(0.13)	$(0.04)	$0.33	$(0.12)	$(0.05)	$(0.15)

“Because we recognize subscription revenue ratably over the service period according to Generally Accepted Accounting Principles or GAAP, the decline in current period revenue reflects weakness in our business during the latter part of 2007 and the first quarter of 2008,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “That weakness was partly attributable to economic challenges facing a portion of our client base, partly attributable to a planned change in focus of our sales organization, and partly attributable to management issues that we believe we have addressed.”

“We have begun to regain momentum as a result of changes made over the first half of 2008 in response to our slowing revenue growth,” Mr. Pickett continued. “The best evidence of this improvement is demonstrated in the 4% increase in Annual Contract Value compared to the first quarter of 2008. Since the third quarter of 2007, Annual Contract Value had been essentially flat. Additionally, the number of High Value Clients and Total Clients remained stable for the first time in over a year. Ultimately, we expect these improvements to be reflected in our GAAP statements.”

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Quarterly Metrics

	(unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	Q2 08
Annual Contract Value (in millions)	$16.6	$17.2	$17.5	$17.6	$17.5	$18.2
Total Clients	9,100	9,000	8,800	8,500	8,100	8,100
High Value Clients	8,000	8,000	7,900	7,700	7,500	7,500
Contract Value per Client	$1,836	$1,920	$1,984	$2,064	$2,151	$2,242
Quarterly Contract Value per Client	$2,011	$2,067	$2,163	$2,204	$2,336	$2,393

At the end of 2007, under the direction of Mike Tannourji, our new SVP of Sales, we significantly reduced our historic practice of offering early renewal opportunities to our clients. This change in focus allows the sales force to allocate more time advising expiring clients on the full suite of Onvia’s services, thereby creating up-sell and cross-sell opportunities. We believe these changes will maximize the economic value of our existing customer base over the long term. In the short-term, we underestimated the impact of this transition on revenue and client retention rates. As a result of the way GAAP revenue is recognized, the affect of this change will continue to impact our income statement for the next few quarters.

Over the past last twelve months, Eric Gillespie, SVP of Products, Technology and Information, Mike Tannourji, and Craig Lakey, VP of Marketing, have joined the Company. These new senior managers only partly reflect the level of change at Onvia as each of these professionals has made significant changes on their teams. Eric and his team have largely rebuilt Onvia’s technology infrastructure and are making it possible to launch new products more quickly and to substantially improve our existing offering. Mike and his team are significantly improving our selling process and are creating a far higher level of predictability around results. Craig, our most recent addition, and his team, are working toward raising Onvia’s profile and delivering higher value leads to our sales force. Finally, these executives, along with Michael Balsam, our Vice President of Products and Services, are working to enhance Onvia’s product road map so that we will consistently deliver new and better products which will enhance the return our customers realize from their investment in Onvia products.

In support of the initiatives underway, including our first quarter launch of Onvia Planning and Construction, we have increased our acquisition sales force nearly 40%. As a result, sales and marketing expenses increased $275,000 over the second quarter of 2007. This commitment reflects our belief that we will be able to drive revenue and revenue per salesperson despite the economic headwinds. As an early indicator, new client sales increased 22% in the quarter compared the second quarter of 2007. In addition, general and administrative expenses include non-recurring charges aggregating $267,000 for estimated historical state sales taxes limited to transactions between 2001 and 2006 and a write-down of capitalized software costs identified as part of our new product and technology roadmap.

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Page 3 of 4 - Onvia Announces Second Quarter Results

We also invested $1.3 million in new product development and technology infrastructure during the quarter. This investment included a new CRM system which has improved sales force effectiveness and technology enhancements which will facilitate the launch of Onvia 2.0 anticipated for beta release in the fourth quarter of 2008. Our long-range plan requires new technologies and data sources to provide new, innovative and value-added services to our clients with the objective of increasing Onvia’s market share. Onvia 2.0 will create a flexible and scalable platform for new product development, improve our database search and indexing capabilities, and enhance the client experience and usability of our information services. We will provide greater detail about this product launch on our third quarter call.

A conference call hosted by Onvia’s management will be held today, Thursday, July 31, 2008 at 1:30 p.m. PDT to further discuss Onvia’s financial results. This call will be broadcast via the Internet and may be accessed from Onvia’s website at www.onvia.com. A replay of the broadcast will be available on Onvia’s website or by dialing 1-888-266-2081 pass code 886892, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com

About Onvia

Onvia (NASDAQ: ONVI) helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,100 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in technology infrastructure, sales and marketing fails to improve sales penetration and client retention rates; client adoption of new and higher valued products continues to be slower than expected; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; Onvia fails to increase the number of clients and/or Annual Contract Value; Onvia has overestimated the value of sales intelligence to companies; and Onvia fails to recruit, hire and retain key employees.

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Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in our 2007 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

Onvia, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,814	$14,301
Accounts receivable, net of allowance for doubtful accounts of $49 and $52	1,152	1,393
Prepaid expenses and other current assets	646	549
Reimbursable tenant improvements	248	2,663
Security deposits, current portion	134	3,500

Total current assets	17,994	22,406

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $2,865 and $6,209	1,829	957
Security deposits, net of current portion	404	538
Other assets, net	2,929	1,840

Total long term assets	5,162	3,335

TOTAL ASSETS	$23,156	$25,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,158	$2,220
Accrued expenses	1,187	1,335
Obligations under capital leases, current portion	120	113
Unearned revenue, current portion	8,689	9,096
Deferred rent, current portion	30	3

Total current liabilities	11,184	12,767

LONG TERM LIABILITIES:
Obligations under capital leases, net of current portion	27	89
Unearned revenue, net of current portion	168	342
Deferred rent, net of current portion	665	279

Total long term liabilities	860	710

TOTAL LIABILITIES	12,044	13,477

STOCKHOLDERS’ EQUITY:

Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,243,746 and 8,224,383 shares issued; and 8,235,665 and 8,207,465 outstanding	1	1
Treasury stock, at cost: 8,081 and 16,918 shares	(40)	(83)
Additional paid in capital	351,769	351,268
Accumulated deficit	(340,618)	(338,922)

Total stockholders’ equity	11,112	12,264

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,156	$25,741

Onvia, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$4,359	$4,402	$8,903	$8,594
Content license	568	674	1,093	1,246
Management information reports	94	36	316	61
Other	97	60	153	124

Total revenue	5,118	5,172	10,465	10,025

Cost of revenue	1,125	939	2,161	1,771

Gross margin	3,993	4,233	8,304	8,254

Operating expenses:
Sales and marketing	3,062	2,784	5,786	5,865
Technology and development	980	1,132	2,093	2,367
General and administrative	1,339	930	2,433	1,888

Total operating expenses	5,381	4,846	10,312	10,120

Loss from operations	(1,388)	(613)	(2,008)	(1,866)
Interest and other income, net	136	255	311	497

Net loss	$(1,252)	$(358)	$(1,697)	$(1,369)

Unrealized gain on available-for-sale securities	—	(6)	—	(5)

Comprehensive loss	$(1,252)	$(364)	$(1,697)	$(1,374)

Basic and diluted net loss per common share	$(0.15)	$(0.04)	$(0.21)	$(0.17)

Basic and diluted weighted average shares outstanding	8,230	8,038	8,221	8,013

Onvia, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,252)	$(358)	$(1,697)	$(1,369)

Adjustments to reconcile net loss to net cash (used in) / provided by operating activities:
Depreciation and amortization	391	298	702	599
Loss on abandoned assets	97	—	97	—
Loss on sale of property and equipment	—	—	—	7
Stock-based compensation	212	226	428	453
Change in operating assets and liabilities:
Accounts receivable	(72)	(243)	241	(116)
Prepaid expenses and other current assets	146	82	(97)	(59)
Other assets	5	—	10	1
Accounts payable	(287)	240	(1,062)	199
Accrued expenses	17	(129)	(137)	87
Idle lease accrual	—	(306)	—	(594)
Unearned revenue	(28)	339	(581)	1,342
Deferred rent	210	(8)	413	(14)

Net cash (used in) / provided by operating activities	(561)	141	(1,683)	536

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(419)	(27)	(1,267)	(50)
Proceeds from sales of property and equipment	—	—	3	—
Additions to internal use software	(913)	(111)	(1,494)	(153)
Purchases of investments	—	(5,024)	—	(6,279)
Maturities of investments	—	1,105	—	3,609
Return of security deposits	—	—	3,500	—
Reimbursable tenant improvements	359	—	2,415	—

Net cash (used in) / provided by investing activities	(973)	(4,057)	3,157	(2,873)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(27)	(6)	(55)	(6)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	84	99	94	394

Net cash provided by financing activities	57	93	39	388

Net (decrease) / increase in cash and cash equivalents	(1,477)	(3,823)	1,513	(1,949)

Cash and cash equivalents, beginning of period	17,291	10,304	14,301	8,430

Cash and cash equivalents, end of period	$15,814	$6,481	$15,814	$6,481

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unrealized gain on available-for-sale investments	$—	$6	$—	$5
Issuance of treasury stock for 401K matching contribution	(69)	(83)	(69)	(83)
Purchases under capital lease obligations		(250)	—	(250)